Exhibit 99.1

Synthetic Biologics Announces Acceptance of Compliance Plan by NYSE American

Rockville, MD, February 7, 2020 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need, announced today that the NYSE American LLC (the “Exchange”) has accepted the Company’s plan of compliance (the “Plan”) for continued listing on the Exchange.

As previously reported, on November 25, 2019, Synthetic Biologics received a letter from NYSE American Staff indicating that the Company is not in compliance with certain continued listing standards relating to stockholders equity as set forth in Part 10, Section 1003 of the NYSE American Company Guide (the “Guide”). Based on the Company’s Form 10-Q for the period ending September 30, 2019 and filed with the Securities & Exchange Committee (SEC) on November 4, 2019, the Company was below compliance with Part 10, Section 1003(a)(iii) of the Guide since it reported stockholders’ equity of less than $6 million and net losses in five of its most recent fiscal years.

In accordance with NYSE American’s policies and procedures, the Company submitted its plan of compliance on December 20, 2019 addressing how the Company intends to regain compliance with Part 10, Section 1003 of the Guide. On February 7, 2020, the Exchange notified Synthetic Biologics that it accepted the Company’s compliance plan and granted the Company an extension for its continued listing until November 25, 2020 (the “Plan Period”). Synthetic Biologics will be subject to periodic review by Exchange Staff during the Plan Period. If the Company does not regain compliance by the end of the Plan Period, or if the Company does not make progress consistent with its Plan, the Exchange may initiate delisting procedures as appropriate.

The notice of acceptance from NYSE American does not affect the Company’s business operations or the listing of the Company’s common stock on the Exchange, which will continue to trade under the symbol “SYN”, subject to periodic review by the Exchange.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a clinical-stage company developing therapeutics that preserve the microbiome to protect and restore the health of patients. The Company's lead candidates are: (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used intravenous (IV) beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, C. difficile infection (CDI), overgrowth of pathogenic organisms, the emergence of antimicrobial resistance (AMR) and acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (2) SYN-010, which is intended to reduce the impact of methane-producing organisms in the gut microbiome to treat an underlying cause of irritable bowel syndrome with constipation (IBS-C). The Company’s preclinical pursuits include SYN-020, an oral formulation of the enzyme intestinal alkaline phosphatase (IAP) to treat both local GI and systemic diseases as well as monoclonal antibody therapies for the prevention and treatment of pertussis. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding Synthetic Biologics’ intent to regain compliance with Part 10, Section 1003 of the Guide and the potential benefits of SYN-004 and SYN-010. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, Synthetic Biologics’ ability to regain compliance with the continued listing standards by November 25, 2020, Synthetic Biologics’ ability to comply with other continued listing requirements of the NYSE American, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics' therapeutics, a failure of Synthetic Biologics' clinical trials, and those conducted by investigators, for SYN-004, SYN-010 and SYN-020 to be commenced or completed on time or to achieve desired results and benefits, a failure of Synthetic Biologics' clinical trials to continue enrollment as expected or receive anticipated funding, a failure of Synthetic Biologics to successfully develop, market or sell its products, Synthetic Biologics' inability to maintain its material licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products and other factors described in Synthetic Biologics' most recent Form 10-K and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Vincent I. Perrone, Director, Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

Feinstein Kean Healthcare (Media)

Gregory Kelley, Senior Vice President, (404) 836-2302, gregory.kelley@fkhealth.com

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